Exhibit (d)(3)

Amendment No. 1 to Confidentiality Agreement

This Amendment No. 1 (this “Amendment”), dated as of November 5, 2024 (“Amendment Effective Date”), between Blueprint Medicines Corporation (“Blueprint”) and SANOFI (“Sanofi”) amends that certain Confidentiality Agreement, dated May 24, 2024, between Sanofi and Blueprint (the “Agreement”). Sanofi and Blueprint are each referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.

Recitals

WHEREAS, pursuant to the Agreement, Sanofi and Blueprint continue to engage in certain discussions related to the Potential Transaction; and

WHEREAS, the Parties desire to modify the definition of “Subject Matter”

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Section 1(f) of the Agreement is hereby revised to read:

“Subject Matter” means Blueprint’s proprietary data on the wild-type KIT inhibitor small molecule programs, including the small molecule known internally at Blueprint as BLU- 808 for mast cell disorders, and Blueprint’s D816V KIT inhibitors, including avapritinib and elenestinib.

2. This Amendment shall be effective as of the Amendment Effective Date. On and after the Amendment Effective Date, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each similar reference in the other documents entered into in connection with the Agreement, shall mean and be a reference to the Agreement, as amended by this Amendment. Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Amendment Effective Date.

BLUEPRINT MEDICINES CORPORATION

By:	/s/ Helen Ho
Name:	Helen Ho
Title:	Chief Business Officer

SANOFI

By:	/s/ Ulrich Wendt
Name:	Ulrich Wendt
Title:	Head of Global I&I Business Development